Exhibit 10.13

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE ("Agreement") is made and entered into as of this 21st day of March 2008, by and among Incendia Management Group Inc. (the "Agent"), a Canadian corporation, with offices located at 111 Grangeway Avenue, Suite 404, Toronto, Ontario, M1H 3E9, as authorized agent for certain buyers as listed on the signature page (collectively referred to as the "PURCHASERS"), on the one hand, and KMA Global Solutions International, Inc. ("KMA"), a Nevada corporation, with offices located at 5570A Kennedy Rd, Mississauga, Ontario, L4Z 2A9, on the other hand. (Each individually referred to as a "Party" and collectively referred to as the "Parties").

WHEREAS, the Parties entered into a stock purchase transaction pursuant to a Securities Purchase Agreement dated September 21, 2007 (the "Securities Purchase Agreement"), and certain other documents related thereto and incorporated by reference therein; and

WHEREAS, the Parties seek to rescind the Securities Purchase Agreement, and all documents related thereto in effecting the contemplated stock purchase transaction (the "Stock Purchase"), and the Parties hereby settle any dispute(s) arising therefrom, without admitting any liability or fault, and to avoid the expense and uncertainties of litigation;

NOW THEREFORE, in consideration of the premises, the mutual covenants and obligations set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1 SUPERSEDED AGREEMENT. The Stock Purchase, including all agreements underlying the transaction, is hereby terminated on the Effective Date of this Agreement by both Parties. This Agreement shall supersede all prior agreements between the Parties relating to the subject matter hereof.

2 SETTLEMENT AMOUNT. The Parties agree as follows:

(A)
KMA will pay to the total sum of Two Hundred Thousand US dollars (USD$200,000.00) to Incendia Management Group Inc., in accordance with the terms described in the attached Promissory Note, which is incorporated herein by reference, in repayment of the sum of $200,000.00 paid by Incendia Management Group Inc. to KMA; and

(B)	PURCHASERS will deliver via Federal Express to KMA's securities counsel, at the law firm of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, all share certificates in respect of common shares of KMA Global Solutions International, Inc. issued to the PURCHASERS to date, represented by stock certificate numbers 748, 749, 750, 751 and 752 (the "Stock Certificates"), within five (5) days of the execution of this Agreement by all Parties.

3 RELEASE BY PURCHASERS AND AGENT. For and in consideration of the sum of Two Hundred Thousand US dollars (USD $200,000.00) paid to AGENT by KMA in accordance with the terms described in the attached Promissory Note, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by PURCHASERS and AGENT, PURCHASERS and AGENT do hereby fully and forever remise, release and discharge, and by these presents, do for its agents, servants, past, present or future officers, shareholders, directors, employees, attorneys, representatives, parents, subsidiaries, affiliated or related entities, affiliates, executors, administrators, predecessors, successors and assigns, remise, release and discharge KMA and any of its agents, servants, past, present or future officers, shareholders, directors, employees, attorneys, representatives, parents, subsidiaries, affiliated or related entities, affiliates, executors, administrators, predecessors, successors and assigns, from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever in law or in equity, under federal or state constitutions, statutes, laws, ordinances or regulations, or under common law,whether known or unknown, foreseen or unforeseen, which PURCHASERS or AGENT ever had, has or could have against KMA in connection with the subject matter relating to the aforementioned Securities Purchase Agreement, but does not release KMA from claims arising from a breach of this Agreement.

4 RELEASE BY KMA. For and in consideration of the return of the Stock Certificates and the release set forth above and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by KMA, KMA does hereby fully and forever remise, release and discharge, and by these presents, does for its agents, servants, past, present or future officers, shareholders, directors, employees, attorneys, representatives, parents, subsidiaries, affiliated or related entities, affiliates, executors, administrators, predecessors, successors and assigns, remise, release and discharge, PURCHASERS and AGENT and any of their respective agents, servants, past, present or future officers, shareholders, directors, employees, attorneys, representatives, parents, subsidiaries, affiliated or related entities, affiliates, executors, administrators, predecessors, successors and assigns, from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever in law or in equity, under federal or state constitutions, statutes, laws, ordinances or regulations, or under common law, whether known or unknown, foreseen or unforeseen, which KMA ever had, has or could have against PURCHASERS or AGENT in connection with the subject matter relating to the aforementioned Securities Purchase Agreement.

5 EFFECTIVE TIME OF RELEASES. The releases described above shall become effective immediately upon the execution of this Agreement, return of the Stock Certificates by the PURCHASERS and full satisfaction of the Promissory Note by KMA.

6 SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and assigns.

7 SEVERABILITY. If any provision of this Agreement is held illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified to the minimal extent required to make it legal and enforceable, consistent with the spirit and intent of the Agreement. If such provision cannot be so modified, the provision shall be deemed separable from the remaining provisions of this Agreement and shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement. Notwithstanding the foregoing, the obligation to pay the settlement amount as described in section 2 of this Agreement and the releases contained in sections 3 and 4 of this Agreement are not separable obligations.

8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Ontario, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdictions other than the province of Ontario.

9 AMENDMENTS. This Agreement shall not be amended except by a written agreement signed by all Parties.

10 NOTICES. All notices under this Agreement shall be in writing and delivered by certified mail, return receipt requested, to the following:

If to PURCHASERS or INCENDIA:

Incendia Management Group Inc.
111 Grangeway Avenue, Suite 404
Toronto, Ontario M1H 3E9 Canada
Attention: Angelo Boujos

If to KMA:

KMA Global Solutions International, Inc.
5570A Kennedy Road
Mississauga, Ontario L4Z 2A9 Canada
Attention: Jeff Reid

11 NOT EVIDENTIARY. This Agreement shall not be introduced in evidence or otherwise be used in litigation for the purposes of establishing or construing rights and obligations of the Parties, except in an action to enforce the provisions of this Agreement or the attached Promissory Note.

12 ENTIRE AGREEMENT. The Parties intend that this Agreement be a novation and not an accord and satisfaction. As of the date of this Agreement, any and all prior agreements with respect to the subject matter hereof, whether written or oral, between the Parties are hereby fully discharged and this Agreement, together with the attached Promissory Note, shall supersede all agreements and negotiations between the Parties with respect to the subject matter hereof.

13 DISCLOSURE. The Parties each agree that, without the prior written consent of the other Party hereto, neither of them will voluntarily disclose the existence or content of this Agreement to any third party. This provision shall not preclude such disclosure (a) to the independent accountants or attorneys for the disclosing party, (b) in any regulatory filing, if counsel for the disclosing party reasonably advises the disclosing party that such disclosure is necessary, (c) to any existing or prospective lender or investor of the disclosing party, (d) in any legal proceeding if required by judicial order or (e) pursuant to the requirement of a governmental agency.

14 COUNTERPARTS. This Agreement may be executed in counterparts, in which case each executed counterpart will be deemed an original and all executed counterparts will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the date first above written.

KMA GLOBAL SOLUTIONS
INTERNATIONAL, INC.

By: /s/ Jeff D. Reid
Jeff D. Reid
Chief Executive Officer

PURCHASERS:
NVD INTERNATIONAL INC.
V&P TECHNOLOGIES INC.
ADVANCED VENDING TECHNOLOGIES INC.
GREENOCK EXPORT HOLDING AG INC.
BRANT FELLOWSHIP HOLDINGS INC.

By: /s/ Angelo Boujos
Incendia Management Group Inc., as authorized
Agent for the Buyers
Per: Angelo Boujos, Managing Director of
Incendia Management Group Inc.

AGENT:
INCENDIA MANAGEMENT GROUP INC.

By: /s/ Angelo Boujos
Angelo Boujos, Managing Director

PROMISSORY NOTE

USD $200,000.00                                                                         Date: March _____________, 2008

FOR VALUE RECEIVED, the undersigned, KMA GLOBAL SOLUTIONS INTERNATIONAL, INC., a Nevada corporation (the "Debtor"), hereby promises to pay to Incendia Management Group Inc. (the "Creditor"), pursuant to a Settlement Agreement and Mutual Release dated March 21, 2008, at Creditor's offices at 111 Grangeway Avenue, Suite 404, Toronto, Ontario, M1H 3E9, or such other place as Agent may designate, in lawful money of the United States of America, the principal sum of Two Hundred Thousand and 00/100 Dollars ($200,000.00) on or before March 31, 2008.

This Note shall bear interest from the date of April 1, 2008 on the unpaid principal balance hereof at a rate of six percent (6%) per annum. Debtor may prepay the principal balance hereof, in whole or in part, without paying any prepayment penalty or finance charge.

If Debtor pays Agent the principal amount of $200,000.00, together with the applicable interest, this Note shall have been discharged in full and Creditor shall mark this Note "Paid" and return this Note to Debtor. This Note shall be governed by and construed in accordance with the laws of the province of Ontario.

KMA GLOBAL SOLUTIONS INTERNATIONAL,
INC.

By: /s/ Jeffrey D. Reid
Jeffrey D. Reid, Chief Executive Officer

PROVINCE OF ONTARIO

CITY OF TORONTO

On this _____ day of March, 2008, before me personally appeared , an authorized representative of KMA GLOBAL SOLUTIONS INTERNATIONAL, INC., signer of the foregoing instrument on behalf of KMA GLOBAL SOLUTIONS INTERNATIONAL, INC., and acknowledged the same to be his free act and deed.

Notary Public:_________________________________

My Commission Expires:_________________________